Exhibit 99.1

Company Contact:

Charlie Webster

Chief Financial Officer

408-894-0700

Judy Erkanat

Media Relations

408-952-4414

Second Respondent in DRAM ITC Action Settles with Tessera

- Patriot Memory Licenses Tessera Packaging Technology -

SAN JOSE, Calif. – August 18, 2008 - Tessera Technologies, Inc. (Nasdaq: TSRA), a provider of transformational technologies that enable innovation in next-generation electronics, today announced it has reached a settlement with Peripheral Devices & Products Systems, Inc., a respondent in the International Trade Commission (ITC) action brought by Tessera against certain DRAM manufacturers, Investigation No. 337-TA-630 (DRAM ITC action).

As part of the settlement, Peripheral Devices & Products Systems, Inc., which operates under the trade name Patriot Memory, has taken a license on behalf of itself and its affiliates to Tessera’s technology covering a broad range of chip-scale and multi-chip packaging solutions. The company has agreed to pay royalties on its past and future sales of products using Tessera® technology. Patriot Memory also has agreed that Tessera’s asserted patents are valid and infringed by its accused products in the action. The amounts to be paid by Patriot Memory under its license are not expected to materially affect Tessera’s revenues. Further details of the settlement are confidential.

“Tessera remains committed to protecting its licensees from unfair competition by infringers,” said Hank Nothhaft, president and chief executive officer, Tessera. “With this settlement and resulting license, Patriot Memory can now offer computer manufacturers and other customers a licensed solution to infringing parts sold by other companies.”

Patriot Memory is the second respondent in this action to negotiate a settlement and admit infringement of Tessera’s patents. The DRAM ITC Action continues to move forward against the remaining respondents with the hearing scheduled to begin on September 22, 2008.

About Tessera

Tessera Technologies, Inc. (Nasdaq:TSRA) provides industry-leading manufacturers with transformational technologies that enable next-generation electronics, optics and imaging solutions. The company licenses its innovations, as well as delivers products based on these innovations to promote the development of the supply chain infrastructure, thus enabling manufacturers to get the right product to market, at the right time. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, include more information about factors that could affect the company’s financial results.

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Tessera, the Tessera logo and the chevron logo are trademarks or registered trademarks of Tessera Inc. or its affiliated companies in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

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